Exhibit 10.13

[LETTERHEAD]

[DATE]

PERSONAL AND CONFIDENTIAL

[NAME]

[ADDRESS]

Dear [                    ]:

You have agreed to serve as a member of the Advisory Board of HF2 Financial Management Inc., a Delaware corporation (the “Company”), pursuant to which you will provide advice, insights, contacts and other assistance to the Company based on your experience and involvement in areas of activity that are strategic to the Company, at the Company’s request and only if you are able to do so.

In connection with your service as a member of the Company’s Advisory Board, the Company will make available to you certain information concerning its business, financial condition, operations, acquisition targets and other matters. You agree to treat all Evaluation Material (as defined below) in accordance with the provisions of this letter agreement.

The term “Evaluation Material” means any information which is non-public, confidential and/or proprietary in nature concerning the Company whether provided before or after the date hereof, including, without limitation, information relating to the business, financial condition, operations and acquisition targets of the Company (in each case, whether prepared by the Company, its advisors or otherwise and irrespective of the form of the information or the manner in which it is communicated or provided), furnished to you by or on behalf of the Company, together with all notes, analyses, compilations, studies, interpretations or other documents prepared by you which contain, reflect or are based on any of the information furnished to you. The term “Evaluation Material” does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by you, (ii) was within your possession prior to its being furnished to you by or on behalf of the Company, or becomes available to you on a non-confidential basis from a source other than the Company or any of its Representatives, provided in either case that the source of such information was not known by you to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, any party with respect to such information, or (iii) is independently developed by you without use of or reference to the Evaluation Material. The term “Representatives” means, with respect to any party, its directors, officers, managers, managing members, partners, employees, agents and advisors.

You agree to use the Evaluation Material solely in connection with your activities as a member of the Advisory Board of the Company. You shall keep the Evaluation Material confidential and will not disclose any of the Evaluation Material; provided, however, that you may make any disclosure of such information as required to comply with all applicable laws, rules or regulations, subject to the provisions of the third paragraph following this paragraph of this letter agreement.

In addition, you agree that, without the prior written consent of the Company, you will not disclose to any person that the Evaluation Material has been made available to you or the nature or content of any of the Evaluation Material unless in the written advice of your counsel such disclosure is required by law and then only with as much prior written notice to the Company as is practical under the circumstances.

You agree not to make (or enter into any negotiations or agreement to make), directly or indirectly, including through any affiliate, any acquisition of the assets or equity of any target business or businesses that the Company is considering that you first become aware of through your participation as an Advisory Board member (unless the Company has decided not to pursue a transaction with the target business or businesses and has informed you of such decision in writing).

In the event that you are requested or required to disclose any of the Evaluation Material, you shall provide the Company with prompt written notice of such request or requirement so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver from the Company, you are nonetheless, in the opinion of your counsel, legally compelled to disclose Evaluation Material, you may, without liability hereunder, disclose only that portion of the Evaluation Material which such counsel advises you is legally required to be disclosed, provided that you exercise your reasonable efforts to preserve the confidentiality of the Evaluation Material, including, without limitation, by cooperating with the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material.

If you decide that you no longer wish to serve as an Advisory Board member of the Company, you will promptly inform the Company of that decision. In that case, or at any time upon the request of the Company for any reason, you will promptly deliver to the Company all Evaluation Material (and all copies thereof) furnished to you. In the event of such a decision or request, all other Evaluation Material prepared by you shall be destroyed and no copy shall be retained. Upon the request of the Company for any reason, you will promptly provide written confirmation of the destruction of the Evaluation Material. Notwithstanding the return or destruction of the Evaluation Material, you will continue to be bound by your obligations of confidentiality and other obligations under this letter agreement.

You acknowledge that neither the Company nor any of its Representatives makes any representation or warranty as to the accuracy or completeness of the Evaluation Material. You agree that neither the Company nor any of its Representatives shall have any liability to you relating to, or resulting from the use of, the Evaluation Material.

You and the Company agree that this letter agreement does not constitute a contract, agreement or understanding with respect to your service as an Advisory Board member of the Company, and the decision to appoint you as a member of the Advisory Board, or to terminate your service as a member of the Advisory Board, is determined by the board of directors of the Company in its sole and absolute discretion.

It is understood and agreed that no failure or delay by the Company in exercising any right, power or privilege shall operate as a waiver, nor shall any single or partial exercise preclude any other or further exercise or the exercise of any other right, power or privilege.

It is further understood and agreed that money damages would not be a sufficient remedy for any breach of this letter agreement by you and that the Company shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach. Such remedies shall not be the exclusive remedies for a breach by you of this letter agreement but shall be in addition to all other remedies available at law or equity to the Company.

This letter agreement shall be governed by and construed in accordance with the laws of the State of New York.

Your obligations under this letter agreement shall terminate one (1) year after the date on which you cease to be a member of the Advisory Board of the Company.

Please confirm your agreement by signing and returning one copy of this letter, whereupon this letter agreement shall become a binding agreement between you and the Company.

Very truly yours,

HF2 FINANCIAL MANAGEMENT INC.

By:
Name:	Richard S. Foote
Title:	Chief Executive Officer

Accepted and agreed as of the date first written above:

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By:
Name: